                                                                Exhibit 99(m)(2)

                      THE VICTORY VARIABLE INSURANCE FUNDS

                CONTRACT OWNER ADMINISTRATIVE SERVICES AGREEMENT

____________________, 199__

___________________________
___________________________
___________________________


Ladies and Gentlemen:

This letter sets forth the agreement between The Victory Variable Insurance Funds (the "Trust"), on behalf of its series of portfolios (each a "Fund") listed on Schedule B, as amended from time to time, and you concerning certain administrative services to be provided by you with respect to the Funds.

1. INTRODUCTION. The Trust is an open-end management investment company organized under the laws of the State of Delaware. The Trust issues shares of beneficial interest ("Shares") of the Funds. The Trust may offer its Shares to life insurance companies (each, a "Life Company") to be held by certain of their separate accounts ("Accounts") established for the purpose of funding variable annuity contracts and variable life insurance policies (collectively referred to herein as "Variable Contracts"). The Shares of each Fund may be issued in multiple classes. In this agreement, the beneficial owners of the Variable Contracts are referred to as the "Contract Owners."

2. ADMINISTRATIVE SERVICES AND EXPENSES. You are responsible for providing administrative services to the Accounts that invest in the Funds and for purchasers of Variable Contracts, pursuant to a participation agreement between the Trust, you and others (the "Participation Agreement"). The Trust is responsible for providing administrative services to the Funds in which the Accounts invest, and for purchasers of Shares.

You have agreed to assist us, as we may request from time to time, with the provision of administrative services ("Administrative Services") to the Funds, as may relate to the investment in the Funds by the Accounts. Administrative Services include (but shall not be limited to) those services listed on Schedule A, attached hereto, and made a part hereof.

3. ADMINISTRATIVE EXPENSE PAYMENTS. In consideration of the anticipated administrative expense savings resulting from the arrangements set forth in this letter agreement, the Trust, on behalf of each Fund, individually and not jointly, agrees to pay you on a quarterly basis an amount set forth in Schedule B to this agreement.

         For purposes of computing the payment to you under this Paragraph 3 for each quarterly period, the total of the average daily net assets of each Class of Shares in which the

         Accounts invest shall be multiplied by the rate shown in Schedule B multiplied by the actual number of days in the period divided by 365.

         The Trust will calculate the expense payment contemplated by this Paragraph 3 at the end of each quarter and will pay you within 30 days thereafter on a pro-rata basis. Payment will be accompanied by a statement showing the calculation of the quarterly amount payable by the Trust and such other supporting data as you may reasonably request.

4. NATURE OF PAYMENTS. The Trust and you recognize and agree that payments made by the Trust to you relate to Administrative Services only. The amount of administrative expense payments made by the Trust to you pursuant to Paragraph 3 of this agreement shall not be deemed to be conclusive with respect to actual administrative expenses or savings of the Trust.

 5. TERM. This agreement shall become effective as of the date first above written, and, unless sooner terminated in accordance with Paragraph 6 of this letter agreement, shall continue until December 31, 2000. Thereafter, if not terminated, this agreement shall continue automatically as to a particular Fund or Class for successive one year terms so long as the assets of the Funds are attributable to amounts invested by the Accounts under the Participation Agreement, and provided that a majority of the Trust's Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940, as amended) of the Trust (the "Disinterested Trustees") specifically approve this agreement at least annually.

6. TERMINATION. Either the Trust or you may terminate this agreement upon 60 days advance written notice or immediately upon termination of the Participation Agreement, upon either party's determination (with the advice of counsel) that the payments contemplated hereunder are in conflict with applicable laws or upon mutual agreement in writing. In addition, the Trust may terminate this agreement upon the vote of a majority of the outstanding Shares of the applicable Funds or by a vote of a majority of the Disinterested Trustees.

7. REPRESENTATIONS. You represent that you will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to the Administrative Services.

You also represent, warrant and agree that: (i) the fact that you receive compensation in connection with the investment of the Accounts' assets in the Funds will be disclosed to the Contract Owners; and (ii) the Administrative Services you provide under this agreement will in no event be primarily intended to result in the sale of Shares of the Funds.

8. SUBCONTRACTORS. You may, with the consent of the Trust, contract with or establish relationships with other parties to provide the Administrative Services or other activities required of you by this agreement, provided that you shall be fully responsible for the acts and omissions of such other parties.

9. AUTHORITY. This agreement shall in no way limit the authority of the Trust to take any action it may deem appropriate or advisable in connection with all matters relating to the operations of the Trust and/or sale of its Shares.

10. INDEMNIFICATION. This letter agreement will be subject to the indemnification provisions of the Participation Agreement.

11. MISCELLANEOUS. This agreement may be amended only in writing. This agreement will terminate in the event of its "assignment" as defined in the Investment Company Act of 1940. This agreement, including Schedule A and Schedule B, constitutes the entire agreement between the Trust and you with respect to the matters dealt with herein, and supersedes any previous agreements and documents with respect to such matters. This agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument. You agree to notify the Trust promptly if for any reason you are unable to perform fully and promptly any of your obligations under this agreement.

12. NOTICES. Any notices required to be sent hereunder shall be sent in accordance with the Participation Agreement.

13. CHOICE OF LAW. This letter agreement will be construed in accordance with the laws of the State of Delaware.

14. BOARD APPROVAL. This letter agreement has been approved by a vote of a majority of the Board of Trustees of the Trust, including a majority of the Disinterested Trustees.

15. NON-EXCLUSIVITY. The Trust and you may enter into other similar servicing agreements with any other person or persons.

16. ORGANIZATION; LIMITATION OF LIABILITY. The names "The Victory Variable Insurance Funds" and the "Board of Trustees" refer respectively to the Trust created, and the Trustees, as trustees but not individually or personally, acting from time to time under, a Certificate of Trust filed at the office of the Secretary of the State of Delaware on February 11, 1998, as amended as of October 5, 1998.

         The obligations of "The Victory Variable Insurance Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually but in such capacities, and are not binding upon any of the Trustees, Accounts or representatives of the Trust personally, but bind only the "Trust Property" (as defined in the Trust Instrument of the Trust), and all persons dealing with any class of Shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

If this agreement reflects your understanding, please sign below and return a signed copy to us.

Very truly yours,



THE VICTORY VARIABLE INSURANCE
     FUNDS, ON BEHALF OF EACH FUND LISTED ON
     SCHEDULE B, INDIVIDUALLY AND NOT JOINTLY
_________________________________
     Name: ______________________
     Title: _____________________

Acknowledged and Agreed:
_________________________________

_________________________________

     Name: ______________________
     Title: _____________________

Attachment:   Schedule A
              Schedule B

                                   SCHEDULE A

                        ADMINISTRATIVE SERVICES PROVIDED
                                 WITH RESPECT TO
                      THE VICTORY VARIABLE INSURANCE FUNDS

I.        TRUST-RELATED CONTRACT OWNERS SERVICES:

- Dissemination of the Trust's prospectus to existing Contract Owners, as provided in the Participation Agreement.

- Dissemination of Trust proxies (including facilitating distribution of proxy material to Contract Owners, tabulation and reporting).

- Telephonic support for Contract Owners with respect to inquiries about the Trust (not including information related to sales).

- Communicating with Contract Owners regarding performance of the Account and the Funds.

II.       SUB-ACCOUNTING SERVICES INCLUDE:

- Aggregating purchase and redemption orders of the Account for sales of Shares of the Funds.

- Recording issuance and transfers of Shares of the Funds held by the Account.

- Processing and reinvesting dividends and distributions of the Funds held by the Account.

III.      OTHER ADMINISTRATIVE SUPPORT INCLUDES:

- Providing other administrative support to the Trust as mutually agreed between the Trust and you.

Dated as of ____________ ___, 199__

                                   SCHEDULE B

                      THE VICTORY VARIABLE INSURANCE FUNDS

                             COMPENSATION UNDER THE
                CONTRACT OWNER ADMINISTRATIVE SERVICES AGREEMENT

                  The Victory Variable Insurance Funds (the "Trust") agrees to pay the following quarterly amounts calculated as a percentage of the average daily net assets of the relevant Fund and Class thereof held in the Accounts:



FUND                                                          CLASS A                           CLASS B
----                                                          -------                           -------
Investment Quality Bond Fund                                     %                                 %

Diversified Stock Fund                                           %                                 %

Small Company Opportunity Fund                                   %                                 %


Dated as of __________ ___, 199__